EXHIBIT 4.6

                AGREEMENT AND FIFTH AMENDMENT TO LOAN AGREEMENT
                                (April 23, 1999)


      THIS AGREEMENT AND FIFTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), dated as of April 23, 1999, is made and entered into by and among STEWART & STEVENSON SERVICES, INC. (the "BORROWER"), a Texas corporation; the financial institutions listed on the signature pages hereto (collectively, the "LENDERS"), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION (formerly known as Texas Commerce Bank National Association), a national banking association domiciled in Houston, Harris County, Texas, acting in its individual capacity (in such capacity, "CHASE TEXAS") and its capacity as agent for the Lenders (in such capacity, the "AGENT"). Borrower, the Lenders and the Agent are herein sometimes called the "PARTIES".

PRELIMINARY STATEMENTS:

      1. The Parties (except Credit Lyonnais New York Branch) have entered into a Loan Agreement dated as of December 20, 1996. Such Loan Agreement was amended by Amendment to Loan Agreement dated as of August 25, 1997, which added Credit Lyonnais New York Branch as a Lender; by Agreement and Second Amendment to Loan Agreement dated as of January 31, 1998; by Agreement and Third Amendment to Loan Agreement dated as of May 13, 1998, and by Agreement and Fourth Amendment to Loan Agreement dated as of October 31, 1998, and, as so amended, is herein called the "LOAN AGREEMENT".

      2. The Parties desire to amend the Loan Agreement to (a) change and add financial covenants; (b) add a new acquisition limitation; (c) create a $25,000,000 sub-limit for the issuance of letters of credit; (d) require an asset audit; (e) add provisions concerning the Year 2000; (f) modify the commitment fee rate and interest rate margins, and (g) make other changes, and they also desire to terminate that certain Forbearance Agreement (the "FORBEARANCE AGREEMENT") among the Parties and dated as of April 9, 1999.

AGREEMENTS:

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

      1. AMENDMENT OF DEFINITIONS. Each of the following definitions contained in the Loan Agreement is hereby amended to read in its entirety as follows:

            BASE RATE means, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the lesser of (a) the sum of (x) the Base Rate Margin
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      Percentage for such day plus (y) the greater of (1) the Prime Rate for that day, (2) the Base CD Rate for that day plus 1 1/4%, and (3) the Federal Funds Rate for that day plus 1/2 of 1% and (b) the Ceiling Rate. If for any reason the Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be the lesser of (a) the Prime Rate plus the Base Rate Margin Percentage, in each case from time to time in effect, and (b) the Ceiling Rate.

            CAPITAL EXPENDITURES means, as to any Person, expenditures in respect of fixed or capital assets by such Person, including the capital portion of lease payments made in respect of Capital Lease Obligations, net of retirements of such assets (valued at depreciated historical cost on the date of retirement, determined in accordance with GAAP), but EXCLUDING expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person and FURTHER EXCLUDING (i) the FMTV Capital Expenditures and (ii) expenditures classified as "Acquisition of Businesses" in Borrower's statement of cash flows. Expenditures in respect of replacements and maintenance consistent with the business practices of a Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

            CASH INTEREST EXPENSE means, for any period, the cash interest payments by a Person made during such period in connection with such Person's Interest Bearing Debt; PROVIDED, HOWEVER that if such period ends before January 31, 2000, then "Cash Interest Expense" with respect to the Indebtedness incurred pursuant to that certain Note Purchase Agreement dated as of May 30, 1996 shall mean the quotient of (a) $7,454,004 divided by (b) the Annualization Factor for such period, rather than any cash interest payment which may or may not have been made thereon during such period.

            COMMITMENT FEE PERCENTAGE means, on any day, the per annum percentage corresponding to the Leverage Ratio (determined as of the most recent Calculation Date, and "X" in the table below) on such day as provided below:

                                                                     PER ANNUM
            LEVERAGE RATIO                                           PERCENTAGE
            --------------                                           ----------
      X greater than or equal to 3.50 to 1                             0.500%
      3.50 to 1 greater than X greater than or equal to 2.50 to 1      0.375%
      2.50 to 1 greater than X                                         0.250%

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            FACILITY DEBT means the Indebtedness evidenced by the Notes, the
      Letter of Credit Advances and any and all other Indebtedness arising pursuant to this Agreement or any other Credit Document from time to time.

            MARGIN PERCENTAGE means, on any day, the per annum percentage corresponding to the Leverage Ratio (determined as of the most recent Calculation Date, and "X" in the table below) on such day as provided below:

                                                                       PER ANNUM
      LEVERAGE RATIO                                                  PERCENTAGE
      --------------                                                  ----------
      X greater than or equal to 4.00 to 1                                2.00%
      4.00 to 1 greater than X greater than or equal to 3.50 to 1         1.75%
      3.50 to 1 greater than X greater than or equal to 3.00 to 1         1.50%
      3.00 to 1 greater than X greater than or equal to 2.50 to 1         1.25%
      2.50 to 1 greater than X                                            1.00%

            PRIME RATE means, on any day, the prime rate for that day as determined from time to time by Chase Texas. Without notice to Borrower or any other Person, the Prime Rate shall automatically fluctuate upward and downward as and in the amount by which said prime rate fluctuates, with each change to be effective as of the date of each change in said prime rate. THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE OR A FAVORED RATE, AND AGENT AND LENDERS DISCLAIM ANY STATEMENT, REPRESENTATION OR WARRANTY TO THE CONTRARY. ANY LENDER MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE OR BELOW THE PRIME RATE.

      2. ADDITIONAL DEFINITIONS. The following definitions are hereby added to the Loan Agreement:

            ANNUALIZATION FACTOR means, with respect to any period ending before January 31, 2000, the quotient of (a) 365 divided by (b) the number of days in such period.

            APPLICATION means an application for a letter of credit in Proper Form.

            AVAILABLE COMMITMENT means, for any day, the Commitment minus the Letter of Credit Exposure.

            BASE RATE MARGIN PERCENTAGE means, for any day, the Margin Percentage for such day minus 1%.

            COVER for the Letter of Credit Exposure Amount shall be effected by paying to the Agent on behalf of the Lenders immediately available funds, to be held by the Agent in a collateral account maintained by the Agent at Chase Texas and collaterally assigned as security by Borrower for the financial accommodations extended pursuant to this Agreement using documentation in Proper Form, in an amount equal to any required repayment. Such amount shall be retained by the Agent in such collateral account until such time as the applicable Letters of Credit shall have expired and the Letter of Credit Advances, if any, with respect thereto shall have been fully satisfied; PROVIDED, HOWEVER, that at such time if a Default has occurred and is continuing at such time, the Agent shall not be required to release such amount until such Default shall have been cured.

            CURRENT SUM means, on any day, the sum of (a) the aggregate outstanding principal balance of the Notes on such day PLUS (b) the aggregate Letter of Credit Exposure Amount on such day.

            FIXED CHARGE COVERAGE RATIO means, for any day, the ratio of (a) the amount of EBITDA less the sum of (x) Capital Expenditures and (y) common and preferred stock dividends to (b) Cash Interest Expense, in each case determined with respect to Borrower on a consolidated basis and for the 12-month period ending on such date (PROVIDED, HOWEVER that for purposes of the computation of the Fixed Charge Coverage Ratio for the quarters ending May 1 and July 31, 1999, Capital Expenditures shall exclude up to $20,000,000 of Capital Expenditures related to the compression equipment business that were made or committed before April 23, 1999, and PROVIDED, FURTHER that if such date is before January 31, 2000, then (1) such determinations shall be made for the period from February 1, 1999 to such date and (2) both the numerator and the denominator of such ratio shall be multiplied by the relevant Annualization Factor.

            ISSUER means Chase Texas acting in its capacity as the issuer of a Letter of Credit.

            LETTER OF CREDIT ADVANCES means all sums which may from time to time be paid by the Issuer or any Lender pursuant to the Letters of Credit, or any of them, together with all other sums, fees, reimbursements or other obligations which may be due to the Issuer or any Lender pursuant to the Letters of Credit, or any of them.

            LETTER OF CREDIT EXPOSURE AMOUNT means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time PLUS (b) the aggregate amount of all Letter of Credit Advances for which the Lenders have not been reimbursed and which remain unpaid at such time.

            LETTER OF CREDIT SUB-LIMIT means the lesser of (a) $25,000,000 or
      (b) the Commitment.

            LETTERS OF CREDIT means all irrevocable standby letters of credit issued pursuant to this Agreement.

            LEVERAGE RATIO means, for any day, the ratio of (a) Interest Bearing Debt on such date to (b) the amount of EBITDA for the 12-month period ending on such date

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      (PROVIDED, HOWEVER that if such date is before January 31, 2000, then such amount of EBITDA shall be the product of (x) the amount of EBITDA from February 1, 1999 to such date times (y) the appropriate Annualization Factor), all determined with respect to Borrower on a consolidated basis.

            MINIMUM TANGIBLE NET WORTH means, as of any date, the sum of (a) $262,449,000; (b) the net cash proceeds received by Borrower in connection with the issuance of any indicia of its equity ownership after January 31, 1999, and (c) 50% of the Net Income of Borrower for each fiscal quarter beginning after January 31, 1999 and completed by such date (but if the Net Income of Borrower is negative for any such fiscal quarter, then such Net Income shall not be used in computing the Minimum Tangible Net Worth).

      3. LOANS. Sections 2(a), (b), (c), (d) and (e) of the Loan Agreement are hereby amended to read in their entirety as follows:

            (a) LOANS AND COMMITMENTS. Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to Borrower from time to time during the Loan Availability Period, not to exceed at any time outstanding such Lender's Percentage of the Available Commitment, Borrower having the right to borrow, repay and reborrow. Each Request for Credit by Borrower shall be deemed a request for a Loan from each Lender equal to such Lender's Percentage of the aggregate amount so requested, and such aggregate amount shall be equal to the lesser of (1) an integral multiple of $1,000,000 and (2) the unused portion of the Available Commitment. Each repayment of the Loans shall be deemed a repayment of each Lender's Loans equal to such Lender's Percentage of the aggregate amount so repaid, and the aggregate amount so repaid shall be equal to the lesser of (i) an integral multiple of $1,000,000 and (ii) the aggregate unpaid principal balance of the Notes. The obligations of the Lenders hereunder are several and not joint, and the preceding two sentences will give rise to certain inappropriate results if special provisions are not made to accommodate the failure of a Lender to fund a Loan as and when required by this Agreement; therefore, notwithstanding anything herein to the contrary, (I) no Lender shall be required to make Loans at any one time outstanding in excess of such Lender's Percentage of the Available Commitment or of the requested Loan and (II) if a Lender fails to make a Loan as and when required hereunder and Borrower subsequently makes a repayment on the Loans, such repayment shall be split among the non-defaulting Lenders ratably in accordance with their respective Percentages until each Lender has its Percentage of all of the outstanding Loans, and the balance of such repayment shall be divided among all of Lenders in accordance with their respective Percentages. The Loans shall be evidenced by the Notes.

            (b) REDUCTION IN COMMITMENT. Borrower shall have the right to terminate or permanently reduce the unused portion of the Commitment at any time or from time to time, PROVIDED that Borrower may not decrease the Commitment to an amount less than the Current Sum. Each decrease in the Commitment pursuant to this Section shall be permanent and shall be an integral multiple of $1,000,000.

      Each notice of a decrease in the Commitment shall be effective upon the date specified therein; PROVIDED that the Agent must receive such notice at least five (5) Business Days prior to its effective date.

            (c) COMMITMENT FEE. In consideration of the Commitment, Borrower agrees to pay commitment fee (computed on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) computed by multiplying the Commitment Fee Percentage from time to time in effect times the daily average difference between the Commitment and the Current Sum, such commitment fee to be due and payable to the Agent for the account of the Lenders on each Interest Payment Date for Base Rate Borrowings before the Termination Date, and on the Termination Date, in addition to the installments of interest on the Notes. All past due commitment fees shall bear interest at the Past Due Rate. Borrower and the Lenders expressly agree, pursuant to Chapter 346 ("CHAPTER 346") of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to any Loan and that neither this Agreement nor any such Loan shall be governed by Chapter 346 or subject to its provisions.

            (d) MANDATORY PAYMENTS OF PRINCIPAL AND INTEREST. Accrued and unpaid interest on the unpaid principal balance of the Notes shall be due and payable on the Interest Payment Dates. The entire unpaid principal balance of each Note shall be finally due and payable on the Maturity Date. All payments on the Notes and all payments on the Letter of Credit Advances shall be applied first to accrued interest, the balance to principal; all prepayments (whether voluntary or mandatory) on the Notes shall be applied first to principal, the balance to accrued interest. If any payment on the Facility Debt shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date of such payment into another calendar month or beyond the Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on such Facility Debt.

            (e) MANDATORY PREPAYMENTS. Borrower shall from time to time prepay the Loans in such amounts as shall be necessary so that at all times the aggregate principal amount of all Loans outstanding shall be less than or equal to the Available Commitment.

      4. LETTERS OF CREDIT. There is hereby added to the Loan Agreement a new
Section 2(h), which shall read in its entirety as follows:

            (h)   LETTERS OF CREDIT.

                  (1) Subject to the terms and conditions contained herein,
            Borrower shall have the right to utilize the Commitment from time to time, prior to the Termination Date, by obtaining from the Issuer Letters of Credit for the account of Borrower in such amounts and in favor of such beneficiaries as Borrower from time to time shall request; PROVIDED, that in no event shall the Issuer have any obligation to issue any Letter of Credit if (i) the face amount of such Letter of Credit, PLUS the Letter of Credit Exposure Amount at such time, would exceed the Letter of Credit Sub-Limit, (ii) the face amount of such Letter of Credit, PLUS the Current Sum at such time, would exceed the Commitment then in effect, (iii) such Letter of Credit would have an expiry date later than the earlier of (x) one year from the date thereof or (y) the Termination Date, (iv) such Letter of Credit would not be in Proper Form, (v) Borrower has not executed and delivered such customary Applications and other instruments and agreements relating to such Letter of Credit as the Agent shall have requested; (vi) an event has occurred and is continuing which constitutes a Default; (vii) in the sole opinion of the Majority Lenders, there has been a material adverse change in the Property, liabilities, financial condition, business or affairs of Borrower or any of its Subsidiaries from those reflected in the financial statements of Borrower dated January 31, 1999 and delivered to the Lenders or in the facts warranted or represented in any Credit Document, or (vii) the issuance of such Letter of Credit shall be prohibited by, or subject the Agent, the Issuer or any Lender to any penalty or onerous condition under, any applicable Legal Requirement. Borrower promises to pay to the Agent for the account of each Lender, on demand, such Lender's Percentage of each Letter of Credit Advance, together with interest thereon at (1) prior to the third Business Day following each such Letter of Credit Advance, the Base Rate, and (2) on and after such third Business Day, the Past Due Rate. The Lenders may, but shall not be obligated to, at any time deem that Borrower has requested a Loan to satisfy any Letter of Credit Advance, and the Lenders may without further action by Borrower satisfy such Letter of Credit Advance (without regard to the conditions precedent to a Loan, the minimum size of a Loan or other matters) by making Loans. All rights, powers, benefits and privileges of this Agreement with respect to the Notes, all security therefor and guaranties thereof (if any) and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of Borrower contained in this Agreement with respect to the Notes shall apply to each Letter of Credit Advance.

                  Upon the date of the issuance of a Letter of Credit, the
            Issuer shall be deemed, without further action by any party to this Agreement, to have sold to each Lender, and each Lender shall be deemed, without further action by any party to this Agreement, to have purchased from the Issuer, a participation, to the extent of such Lender's Percentage, in such Letter of Credit and the related Letter of Credit Exposure Amount. Should the Lenders in their sole and absolute discretion approve, contrary to SECTION 2(H)(1)(III)(Y), the issuance of a Letter of Credit with an expiry date after the Termination Date, such Letter of Credit shall be fully Covered or, in the alternative, if Borrower chooses, shall be backed by a letter of credit in Proper Form issued by an issuer acceptable to the Issuer in its sole and absolute discretion.

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                  (2) The following additional provisions shall apply to each
            Letter of Credit:

                        (A) Borrower shall give the Agent at least three
                  Business Days' irrevocable prior notice (effective upon receipt) specifying the date such Letter of Credit is to be issued, describing the proposed terms of such Letter of Credit and the nature of the transaction proposed to be supported thereby, and shall furnish such additional information regarding such transaction as the Agent may reasonably request. Upon receipt of such notice the Agent shall promptly provide each Lender with a copy thereof and with notice of such Lender's Percentage of the amount of such proposed Letter of Credit.

                        (B) On each day during the period commencing with the
                  issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Percentage of the sum of (i) the undrawn amount of such Letter of Credit PLUS (ii) the unpaid amount of all Letter of Credit Advances with respect to such Letter of Credit.

                        (C) Upon receipt from the beneficiary of any Letter of
                  Credit of any demand for payment thereunder, the Issuer shall promptly notify Borrower and each Lender as to the amount to be paid as a result of such demand and the payment date. If at any time the Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Lender will pay to the Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by Borrower, an amount equal to such Lender's Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 12:00 noon, Houston time, on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such day.

                        (D) Borrower shall be irrevocably and unconditionally
                  obligated forthwith to reimburse the Issuer for the account of each Lender for any amount paid by the Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly WAIVED by Borrower to the extent not prohibited by law.

                  (3) Borrower will pay to the Issuer for the account of each
            Lender a letter of credit fee equal to such Lender's Percentage of the face amount of

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            each Letter of Credit, for the period from and including the date of issuance of such Letter of Credit to and including its date of expiry, at a rate per annum equal to the Margin Percentage on the date of issuance, such fee to be due and payable on the date of issuance (and a condition to the issuance of such Letter of Credit); PROVIDED, HOWEVER, that the aggregate of all letter of credit fees payable to the Lenders with respect to a Letter of Credit pursuant to this sentence shall be at least $600. Borrower will pay to the Issuer for the account of the Issuer, as a condition precedent to the issuance of each Letter of Credit, an issuance fee of $300 for such Letter of Credit.

                  (4) Borrower shall pay to the Agent for the account of the
            Issuer, in advance (and as a condition of issuance of the Letter of Credit), a fronting fee for each Letter of Credit equal to 1/8 of 1% per annum times the face amount of such Letter of Credit, for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof.

                  (5) Each Letter of Credit shall be subject to (A) either (i)
            the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (and any subsequent revision thereof approved by a Congress of the International Chamber of Commerce) or (ii) the International Standby Practices 1998, as appropriate, and, (B) to the extent not inconsistent therewith, the laws of the State of Texas.

                  (6) The obligations of Borrower under this Agreement in
            respect of the Letters of Credit and Letter of Credit Advances shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever.

                  (7) If as a result of any change in any Legal Requirement, or the interpretation thereof by any Governmental Authority, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to the Issuer or any other Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by the Issuer or any other Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of the reasonable allocation by the Issuer or such other Lender, as the case may be, of the aggregate of such increases or reductions resulting from such event; the determination of such amount by the Issuer or such other Lender, as the case may be, shall be conclusive and binding, absent manifest error), then the Issuer or such other Lender shall notify Borrower or the Agent, as the case may be, and upon demand therefor by the Agent, Borrower (subject to SECTION 12) shall pay to the Issuer or such other Lender,

                                      -9-
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            from time to time as specified by the Issuer or such other Lender through the Agent, such additional amounts as shall be sufficient to compensate the Issuer or such other Lender for such increased costs or reductions in amount; .

      5. REGULATION U. Section 5(m) of the Loan Agreement is hereby amended to read in its entirety as follows:

            (m) None of the proceeds of any Note, and no Letter of Credit, will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

      6. NEW REPRESENTATION. There is hereby added to the Loan Agreement a new
Section 5(bb), which shall read in its entirety as follows:

            (bb) Any reprogramming required to permit the proper functioning, in and following the year 2000, of (1) the computer systems of Borrower and its Subsidiaries and (2) the computer systems and equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) of Borrower and its Subsidiaries will be completed by June 30, 1999, and the testing of all such systems and equipment, as so reprogrammed, will be completed by September 30, 1999. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit Borrower to conduct its business without resulting in a material adverse change in the Property, liabilities, financial condition, business or affairs of Borrower or any of its Subsidiaries. The cost to Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to Borrower and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or have a material adverse change in the Property, liabilities, financial condition, business or affairs of Borrower or any of its Subsidiaries.

      7. REVISED FINANCIAL COVENANTS. Section 6(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

            (c) Borrower and its Subsidiaries shall have and maintain, on a consolidated basis, at all times on and after May 1, 1999:

                  (1) a Leverage Ratio for Borrower of no more than (A) 4.25 to
            1 until July 31, 1999; (B) 4.00 to 1 on and after July 31, 1999; (C)
            3.50 to 1 on and after October 30, 1999, and (D) 3.00 to 1 on and after January 31, 2000;

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                  (2) a Tangible Net Worth for Borrower of not less than the
            Minimum Tangible Net Worth; and

                  (3) a Fixed Charge Coverage Ratio for Borrower of at least (A)
            1.75 to 1 until July 31, 1999; (B) 1.65 on and after July 31, 1999 until October 30, 1999; (C) 2.25 to 1 on and after October 30, 1999, and (D) 2.50 to 1 on and after January 31, 2000.

      8. PURPOSES OF LOANS AND LETTERS OF CREDIT. Section 6(k) of the Loan Agreement is hereby amended to read in its entirety as follows:

            (k) The proceeds of the Loans will be used for general corporate purposes and working capital for Borrower and its Subsidiaries; the Letters of Credit will be used for general corporate purposes of Borrower and its Subsidiaries.

      9. NEW ACQUISITION LIMITATION. There is hereby added to the Loan Agreement a new Section 7(f), which shall read in its entirety as follows:

            (f) Borrower will not (and will not permit any of its Subsidiaries to), in any single transaction or series of related transactions, make any Investment or acquire any Property which (1) would be classified as "Acquisition of Businesses" in Borrower's statement of cash flows and (2) involves net cash consideration in excess of $10,000,000.

      10 REMEDIES. The last sentence of Section 8 of the Loan Agreement is hereby amended to read in its entirety as follows:

      Upon the occurrence of any Event of Default, and at any time thereafter, the Majority Lenders shall have the right, at their option, to do any or all of the following: (1) to declare the Commitment terminated (whereupon the Commitment shall be terminated); (2) to declare the unpaid balance of the Indebtedness evidenced by the Notes to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER; PROVIDED, that in the case of the occurrence of an Event of Default referred to in SECTION 8(D) or 8(E), the Commitment shall be automatically terminated and the unpaid balance of the Indebtedness evidenced by the Notes (principal and accrued and unpaid interest) shall be and become automatically due and payable, without notice (including notice of intent to accelerate and notice of acceleration) and without presentment, demand or other formalities of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER; (3) by notice to Borrower, require Cover for all outstanding Letters of Credit, and (4) acting through the Agent, to enforce or exercise any and all powers, rights and remedies available at law or provided in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith.

      11 LIABILITY OF ISSUER. There is hereby added to Section 10(b) of the Loan Agreement a new sentence, which shall appear at the end of such Section and shall read in its entirety as follows:

      Without in any way limiting any of the foregoing, each Lender acknowledges that the Issuer shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice of Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500) or International Standby Practices 1998, as the case may be.

      12 ISSUER INDEMNIFICATION. There is hereby added to Section 15 of the Loan Agreement a new sentence, which shall be inserted immediately before the penultimate sentence of that Section and shall read in its entirety as follows:

      TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, BORROWER SHALL INDEMNIFY THE AGENT (INCLUDING THE AGENT WHEN ACTING AS ISSUER OF LETTERS OF CREDIT), EACH LENDER AND EACH OF THEIR RESPECTIVE AFFILIATES FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, REGARDLESS OF AND INCLUDING LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS AND DAMAGES ARISING FROM THE SOLE, ORDINARY OR CONTRIBUTORY NEGLIGENCE OF THE AGENT, ANY LENDER OR ANY OTHER INDEMNIFIED PERSON, IN CONNECTION WITH THE EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH THE AGENT, OR SUCH OTHER INDEMNIFIED PERSON, AS THE CASE MAY BE, MAY INCUR (WHETHER INCURRED AS A RESULT OF ITS OWN NEGLIGENCE OR OTHERWISE) BY REASON OF OR IN CONNECTION WITH THE FAILURE OF ANY OTHER LENDER (WHETHER AS A RESULT OF ITS OWN NEGLIGENCE OR OTHERWISE) TO FULFILL OR COMPLY WITH ITS OBLIGATIONS TO THE AGENT OR ANY LENDER, AS THE CASE MAY BE, WITH RESPECT TO SUCH LETTER OF CREDIT HEREUNDER (BUT NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHTS THE COMPANY MAY HAVE AGAINST SUCH DEFAULTING LENDER); BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS OR EXPENSES INCURRED BY SUCH INDEMNIFIED PERSON BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY TO BE INDEMNIFIED.

      13 EXHIBITS. Exhibits C and D to the Loan Agreement are hereby deleted and there are hereby substituted therefor new Exhibits C and D, which shall be identical to EXHIBITS C and D, respectively, attached hereto and hereby made a part hereof.

      14 EFFECTIVE RATES. Notwithstanding anything in the Loan Agreement as hereby amended, from the date hereof to the first Calculation Date after the date hereof, the Margin shall be 1.50% (with respect to all Loans outstanding on the date hereof and all Loans made thereafter before such Calculation Date) and the Commitment Fee Percentage shall be 0.375%.

      15 ASSET AUDIT. Borrower has permitted the Agent to perform the field work in connection with an asset audit (the "ASSET AUDIT") of Borrower and its Subsidiaries. Promptly after completion of the Asset Audit, the Agent shall discuss the same with Borrower and then provide a report thereof (the "AUDIT REPORT") to the Lenders. Borrower agrees to provide such additional information to any Lender as such Lender may reasonably request with respect to any matter related to the Asset Audit, and Borrower may provide each Lender with such additional information (at such time and in such manner as is reasonably convenient for Borrower and the Lenders) as Borrower believes may be useful to the Lenders in their evaluation of the Audit Report. Within ten Business Days after receipt of the Audit Report, each Lender shall provide notice to the Agent as to whether such Lender, in its sole and absolute discretion, determines that the results of the Asset Audit are satisfactory to such Lender; if, by the end of such period, the Agent does not receive notices from Lenders with Commitment Percentages aggregating at least 66-_% stating that the results of the Asset Audit are satisfactory to such Lenders, then (a) Borrower and each Lender agrees to use its best efforts to come to an agreement as to (1) the frequency and method of the reporting of Borrower's calculation of the Borrowing Base; (2) the X% and Y% appearing in the definitions below, and (3) the definitions of the terms "Eligible Accounts" and "Eligible Inventory" (together with such additional definitions as may be used in the definitions of those terms); (b) immediately upon the agreement by Borrower and the Majority Lenders as to the foregoing, the same shall be added to the amendments to the Loan Agreement appearing below, and (c) the Loan Agreement shall thereupon automatically, and without any further action by any Party, be amended as follows (after giving effect to the additions to such amendments of clause (b) of this Section):

      (x) The following definition contained in the Loan Agreement will be amended to read in its entirety as follows:

            AVAILABLE COMMITMENT means, for any day, the difference of (a) the lesser of the Commitment or the Borrowing Base minus (b) the Letter of Credit Exposure.

      (y) The following definition will be added to the Loan Agreement:

            BORROWING BASE means, on any day, the sum of (a) X% of the Eligible Accounts plus (b) Y% of the Eligible Inventory as set forth on the most recent calculation of the Borrowing Base delivered to the Agent, subject to arithmetic correction.

      (z) Section 2(h)(1)(ii) of the Loan Agreement will be amended to read in its entirety as follows:

      (ii) the face amount of such Letter of Credit, PLUS the Current Sum at such time, would exceed the lesser of the Commitment or the Borrowing Base, in each case as then in effect,

      16 WAIVER. All breaches of Section 6(c) of the Loan Agreement as in effect before the effectiveness of this Amendment are hereby waived; PROVIDED, HOWEVER that such waiver (a) is conditioned upon the accuracy of all information heretofore furnished to the Agent and the Lenders and (b) is not a waiver of any similar or dissimilar Default or Event of Default occurring after the date hereof.

      17 FORBEARANCE AGREEMENT. Upon the effectiveness of this Amendment, the Forbearance Agreement shall be terminated and of no further force or effect.

      18 CONDITIONS PRECEDENT. This Amendment shall be effective as of the date set forth above, subject to the satisfaction, in a manner satisfactory to the Agent, of each of the following conditions precedent on or before April 30, 1999:

      (a) The Agent shall have received the following (the "AMENDMENT DOCUMENTS"), each of which shall be in form and substance satisfactory to the Agent in its sole and absolute discretion and duly and validly executed:

            (1) A certificate of the Secretary or any Assistant Secretary of Borrower, dated as of the date hereof, as to (1) the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment and of each of the other Amendment Documents (a copy of such resolutions to be attached to such certificate), such certificate to state that said copy is a true and correct copy of such resolutions and that such resolutions were duly adopted and have not been amended, superseded, revoked or modified in any respect and remain in full force and effect as of the date of such certificate, and (2) as to the absence of any change since (i) October 31, 1998 in the Bylaws of Borrower and (ii) December 20, 1996 in any of (x) the incumbency and signatures of the officer or officers of the Borrower or (y) the Articles of Incorporation of the Borrower;

            (2) this Amendment, duly executed by Borrower, the Majority Lenders and the Agent.

            (3) Such effectiveness shall not violate any legal requirement applicable to the Agent or any Lender; and

            (4) a fee for the account of each Lender which had given written notice to the Agent by April 23, 1999 of such Lender's agreement (subject to review of documentation) to the modifications of the Loan Agreement contained in this Amendment, in an amount equal to 0.25% of such Lender's Commitment.

      (b) Borrower shall have paid to the Agent on behalf of the Lenders all accrued and unpaid fees and other amounts in connection with the Loan Agreement and all amounts accrued under this Amendment and the other Amendment Documents.

      (c) The Agent on behalf of the Lenders shall have received in writing all such information respecting the business, operations, condition (financial and otherwise), properties and prospects of Borrower and its financial and credit arrangements, as any Lender through the Agent may from time to time have reasonably requested.

      (d) After giving effect to this Amendment, no Default shall have occurred and be continuing.

      (e) No event, circumstance or condition shall have occurred since January 31, 1999 which has had, or which could have, a material adverse effect on the business, operations, condition (financial or otherwise), properties or prospects of Borrower.

      (f) Such effectiveness shall not violate any legal requirement applicable to the Agent or any Lender.

      19 REPRESENTATIONS TRUE; NO DEFAULT. Borrower represents and warrants to the Agent and each Lender that (a) the representations and warranties contained in the Loan Agreement and in the other Credit Documents are true and correct on and as of the date hereof as though made on and as of such date (except to the extent such representations and warranties are expressly stated to be made solely as of an earlier date) and (b) except for the "Existing Defaults" (as such term is defined in the Forbearance Agreement) no event has occurred and is continuing which constitutes an Event of Default under the Loan Agreement or any of the other Credit Documents or which upon the giving of notice or the lapse of time or both would constitute such an Event of Default.

      20 RATIFICATION. Except as expressly amended hereby and by the other Amendment Documents, the Loan Agreement, as hereby amended, and the other Credit Documents are in all respects ratified and confirmed and are, and shall continue to be, in full force and effect. Borrower hereby agrees and acknowledges that all of its liabilities and obligations under the Loan Agreement, the other Credit Documents, or otherwise, remain in full force and effect as of the date of this Amendment.

      21 DEFINITIONS AND REFERENCES. Unless otherwise defined herein, terms used herein which are defined in the Loan Agreement or in the other Credit Documents shall have the meanings therein ascribed to them. The term "Agreement" as used in the Loan Agreement and the term "Loan Agreement" as used in the other Credit Documents or any other instrument, document or writing furnished to the Agent or any Lender by or on behalf of Borrower shall mean the Loan Agreement as hereby amended.

      22 EXPENSES; ADDITIONAL INFORMATION. Whether or not this Amendment becomes effective, Borrower shall pay or reimburse on demand each of the Lenders and the Agent for paying: (a) the reasonable fees and expenses of Locke Liddell & Sapp LLP, special counsel to the Agent, in connection with (1) the preparation, execution and delivery of this Amendment (including its exhibits and appendix) and the other Amendment Documents and (2) advising the Agent as to its rights and responsibilities under the Loan Agreement, as hereby amended; (b) all costs and expenses of the Lenders and the Agent (including costs of reasonable counsels' fees) in connection with any Event of Default or the enforcement of any Credit Document; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of any Credit Document or any other document referred to therein; (d) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing or registration contemplated by any Credit Document or any document referred to therein; and (e) reasonable expenses of due diligence and syndication, and mutually agreed advertising and marketing costs.

      23 SEVERABILITY. If any term or provision of this Amendment or any of the other Amendment Documents or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Amendment or such Amendment Document, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and this Amendment or such Amendment Document shall be valid and enforced to the fullest extent permitted by applicable law. Any provision of this Amendment or of any other Amendment Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions thereof or affecting the validity or enforceability of such provision in any other jurisdiction and, to this end, the provisions of this Amendment and each of the other Amendment Documents are severable.

      24 INDEMNIFICATION. BORROWER SHALL INDEMNIFY ON DEMAND THE AGENT (INCLUDING THE AGENT WHEN ACTING AS THE ISSUER), THE LENDERS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS (COLLECTIVELY, THE "INDEMNITEES" AND INDIVIDUALLY AN "INDEMNITEE") FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES (INCLUDING ENVIRONMENTAL LIABILITIES), CLAIMS (INCLUDING ENVIRONMENTAL CLAIMS), EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, EXPENSES OR DAMAGES ARISE OUT OF OR RESULT FROM (A) ANY ACTUAL OR PROPOSED USE BY BORROWER OF THE PROCEEDS OF ANY LOAN MADE BY ANY LENDER OR GROWING OUT OF OR RESULTING FROM ANY CREDIT DOCUMENT OR ANY TRANSACTION OR EVENT CONTEMPLATED THEREIN; (B) VIOLATION BY BORROWER OR ANY OF ITS SUBSIDIARIES OF ANY CREDIT DOCUMENT OR ANY LEGAL REQUIREMENT, INCLUDING THOSE RELATING TO HAZARDOUS SUBSTANCES, PETROLEUM, PETROLEUM PRODUCTS OR PETROLEUM WASTES; (C) ANY LENDER'S OR THE AGENT'S BEING DEEMED AN OPERATOR OF ANY OF BORROWER'S REAL OR PERSONAL PROPERTY BY A COURT OR OTHER REGULATORY OR ADMINISTRATIVE AGENCY OR TRIBUNAL OR OTHER THIRD PARTY, TO THE EXTENT SUCH LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM ANY HAZARDOUS SUBSTANCE, PETROLEUM, PETROLEUM PRODUCT OR PETROLEUM WASTE LOCATED IN ON OR UNDER SUCH PROPERTY, (D) THE SOLE, ORDINARY OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNITEE, OR (E) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO ANY OF THE FOREGOING, AND BORROWER SHALL REIMBURSE EACH INDEMNITEE UPON DEMAND FOR ANY EXPENSES (INCLUDING LEGAL FEES) INCURRED IN CONNECTION WITH ANY OF THE FOREGOING, BUT EXCLUDING ANY SUCH LOSSES BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNITEE TO BE INDEMNIFIED. THE OBLIGATIONS OF BORROWER UNDER THIS SECTION SHALL SURVIVE THE TERMINATION OF THE LOAN AGREEMENT (AS AMENDED BY THIS AMENDMENT AND AS IT MAY OTHERWISE BE AMENDED, RESTATED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME) AND THE REPAYMENT AND EXPIRY OF THE LOANS. ANY AMOUNT TO BE PAID UNDER THIS SECTION BY BORROWER TO THE AGENT OR ANY LENDER SHALL BE A DEMAND OBLIGATION OWING BY BORROWER TO THE AGENT OR SUCH LENDER AND SHALL BEAR INTEREST FROM THE DATE OF EXPENDITURE UNTIL PAID AT THE PAST DUE RATE.

      25 RELEASE OF CLAIMS. BORROWER HEREBY RELEASES, DISCHARGES AND ACQUITS FOREVER THE AGENT AND THE LENDERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, AGENTS, EMPLOYEES AND COUNSEL (IN EACH CASE, PAST, PRESENT OR FUTURE) FROM ANY AND ALL CLAIMS EXISTING AS OF THE DATE HEREOF (OR THE DATE OF ACTUAL EXECUTION HEREOF BY BORROWER, IF LATER). AS USED HEREIN, THE TERM "CLAIM" SHALL MEAN ANY AND ALL LIABILITIES, CLAIMS, DEFENSES, DEMANDS, ACTIONS, CAUSES OF ACTION, JUDGMENTS, DEFICIENCIES, INTEREST, LIENS, COSTS OR EXPENSES (INCLUDING COURT COSTS, PENALTIES, ATTORNEYS' FEES AND DISBURSEMENTS, AND AMOUNTS PAID IN SETTLEMENT) OF ANY

KIND AND CHARACTER WHATSOEVER, INCLUDING CLAIMS FOR USURY, BREACH OF CONTRACT, BREACH OF COMMITMENT, NEGLIGENT MISREPRESENTATION OR FAILURE TO ACT IN GOOD FAITH, IN EACH CASE WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED OR PRIMARY OR CONTINGENT, AND WHETHER ARISING OUT OF WRITTEN DOCUMENTS, UNWRITTEN UNDERTAKINGS, COURSE OF CONDUCT, TORT, VIOLATIONS OF LAWS OR REGULATIONS OR OTHERWISE.

      26 MISCELLANEOUS. This Amendment and the other Amendment Documents (a) shall be binding upon and inure to the benefit of Borrower, the Agent and the Lenders and their respective successors, assigns, receivers and trustees (however, Borrower may not assign its rights hereunder without the express prior written consent of the Lenders); (b) may be modified or amended only by a writing signed by each party; (c) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES) AND OF THE UNITED STATES OF AMERICA; (d) may be executed in several counterparts, and by the Parties on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and (e) embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment. Unless otherwise defined herein, terms used herein which are defined in the Loan Agreement or in the other Credit Documents shall have the meanings therein ascribed to them. Time is of the essence in the performance of this Amendment and the other Amendment Documents. This Amendment and the other Amendment Documents are Credit Documents.

      27 THIS AMENDMENT AND THE OTHER AMENDMENT DOCUMENTS, TOGETHER WITH ALL OF THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

      IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers effective as of the date first above written.


                                    STEWART & STEVENSON SERVICES, INC.,
                                    a Texas corporation


                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    CHASE BANK OF TEXAS, NATIONAL
                                    ASSOCIATION, acting in its individual
                                    capacity and as the Agent for the Lenders named herein


                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    BANK OF AMERICA NATIONAL TRUST &
                                    SAVINGS ASSOCIATION, as a Co-Agent
                                    and a Lender



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    NATIONSBANK,  N.A., d/b/a Bank of America,
                                    N.A., as Co-Agent and a Lender


                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    ABN AMRO BANK N.V., HOUSTON AGENCY



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    THE BANK OF NEW YORK



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    CREDIT LYONNAIS NEW YORK BRANCH



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    PNC BANK, NATIONAL ASSOCIATION



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________

                                    BANK ONE,  LOUISIANA,  NA, as successor to
                                    First National Bank of Commerce



                                    By: _______________________________
                                    Name: _____________________________
                                    Title: ____________________________


Exhibit C -   Request for Credit
Exhibit D -   Compliance Certificate

                               REQUEST FOR CREDIT

                                     [Date]


Chase Bank of Texas,
  National Association, as Agent
712 Main Street
Houston, Texas   77002
Attention:  Manager, Manufacturing and
               Oilfield Services Division

Ladies and Gentlemen:

      The undersigned hereby certifies that [he] [she] is the ______________________________1 of Stewart & Stevenson Services, Inc.
("BORROWER"), a Texas corporation, and that as such is authorized to execute this Request for Credit (the "REQUEST") on behalf of Borrower pursuant to the Loan Agreement (as it may be amended, supplemented or restated from time to time, the "LOAN AGREEMENT") dated as of December 20, 1996, by and among Borrower, Chase Bank of Texas, National Association, a national banking association then known as Texas Commerce Bank National Association, acting as agent, and the financial institutions which are a party thereto from time to time. Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Loan Agreement. The Loan being requested hereby is to be in the amount set forth in (b) below and is requested to be made on , which is a Business Day. On behalf of Borrower, the undersigned further certifies, represents and warrants as follows:

      a.    As of the date hereof:

            (1)   Aggregate outstanding amount
                  of Loans is:                                  $_______________

            (2)   Letter of Credit Exposure is:                 $_______________

            (3)   Current Sum
                  (clause (1) + clause (2) is:                  $_______________

            (4)   The current Commitment is:                    $_______________

            (5)   The Available Commitment
                  (clause 4 - clause 3) is:                     $_______________


--------
     1 Must be the President, a vice president, the Treasurer or an Assistant Treasurer of Borrower.

                               EXHIBIT C - Page 1

      b. If and only if the Available Commitment is positive, Borrower hereby requests a Loan in the amount of $____________ (which is no more than the Available Commitment).

      c.    The requested Loan is to be a (CHECK ONE) [ ] Base Rate Borrowing
            [ ] CD Rate Borrowing [ ] Eurodollar Rate Borrowing [ ] Negotiated Rate Borrowing. If the Loan is to be an Alternate Rate Borrowing, the applicable Interest Period is to be .

      d. The representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

      e. No Default has occurred and is continuing or will occur as a result of the requested Loan.

      Thank you for your attention to this matter.


                                    Very truly yours,

                                    STEWART & STEVENSON SERVICES,
                                    INC., a Texas corporation



                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________

                               EXHIBIT C - Page 2

                             COMPLIANCE CERTIFICATE

      The undersigned hereby certifies that [he] [she] is the _____________________________2 of Stewart & Stevenson Services, Inc.
("BORROWER"), a Texas corporation, and that as such is authorized to execute this certificate on behalf of Borrower pursuant to the Loan Agreement (as it may be amended, supplemented or restated from time to time, the "LOAN AGREEMENT") dated as of December 20, 1996, by and among Borrower and Chase Bank of Texas, National Association, a national banking association then known as Texas Commerce Bank National Association, acting as agent (in such capacity, the "AGENT") and the financial institutions which are a party thereto from time to time; and that a review of Borrower and its Subsidiaries has been made under [his] [her] supervision with a view to determining whether Borrower has fulfilled all of its obligations under the Loan Agreement and the other Credit Documents; and on behalf of Borrower further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Loan Agreement unless otherwise specified):

            (a) Borrower has fulfilled its respective obligations under the Credit Documents.

            (b) Except for those made only as of a specific date, the representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

            (c) The financial statements delivered to the Agent and the Lenders concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated.

            (d) No Default has occurred and is continuing. In this regard, Borrower is in compliance with the provisions of SECTION 6(C) of the Loan Agreement, as follows:

      SECTION 6(C)(1) -- LEVERAGE RATIO

            actual Leverage Ratio for Borrower and its Subsidiaries as of the date hereof:

                                __.____ : 1.00

            maximum Leverage Ratio for Borrower and its Subsidiaries as of the date hereof:

----------
     2 Must be the Chief Financial Officer, Treasurer or any Assistant Treasurer of Borrower.

                               EXHIBIT D - Page 1

                                __.____  : 1.00

      SECTION 6(C)(2) -- TANGIBLE NET WORTH

            actual Tangible Net Worth for Borrower and its Subsidiaries as of the date hereof:

                               $_______________

            Minimum Tangible Net Worth for Borrower and its Subsidiaries as of the date hereof:

                               $_______________

      SECTION 6(C)(3) -- FIXED CHARGE COVERAGE RATIO

            actual Fixed Charge Coverage Ratio for Borrower and its Subsidiaries as of the date hereof:

                                __.____ : 1.00

            minimum Fixed Charge Coverage Ratio for Borrower and its Subsidiaries as of the date hereof:

                                __.____ : 1.00

            (e) There has occurred no material adverse change in the assets, liabilities, financial condition, business or affairs of Borrower or any of its Subsidiaries since the date of the Loan Agreement.

      DATED as of ___________.

                                    STEWART & STEVENSON SERVICES, INC.,
                                    a Texas corporation


                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                               EXHIBIT D - Page 2